EXHIBIT 99.2

HOT AIR, INC. FINANCIAL STATEMENTS

Independent Auditor’s Report

Board of Directors

Hot Air, Inc. and Subsidiaries

Ft. Lauderdale, Florida

Opinion

We have audited the accompanying consolidated balance sheets of Hot Air, Inc. and Subsidiaries (the “Company”) as of January 4, 2021 and December 30, 2019, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the fiscal years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 4, 2021 and December 30, 2019, and the results of its operations and its cash flows for the fiscal years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As described in Note 13 to the consolidated financial statements, the Company was materially impacted by the outbreak of a novel coronavirus (COVID-19), which was declared a global pandemic by the World Health Organization in March 2020. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA LLP

Fort Lauderdale, Florida

May 4, 2021

Hot Air, Inc. and Subsidiaries

Consolidated Balance Sheets

	January 4, 2021	December 30, 2019
Current assets
Cash and cash equivalents	$7,893,530	$2,097,001
Inventories	918,672	1,261,779
Prepaid and other current assets	2,496,976	3,098,718

Total current assets	11,309,178	6,457,498

Property and equipment, net (Note 3)	17,863,680	23,940,654
Other assets
Deposits	467,478	531,316
Intangible assets, net (Note 5)	69,855,587	76,911,304
Goodwill (Note 4)	48,399,240	48,399,240

Total other assets	118,722,305	125,841,860

Total assets	$147,895,163	$156,240,012

Current liabilities
Accounts payable and accrued expenses (Note 6)	$10,337,722	$15,633,841
Long term debt, current portion (Note 7)	—	3,254,000

Total current liabilities	10,337,722	18,887,841

Long term liabilities
Deferred rent	2,810,999	2,195,715
Accrued expenses	3,786,980	148,806
Deferred tax liability (Note 8)	6,485,689	6,997,202
Revolving line of credit (Note 7)	2,500,000	2,000,000
Related party note (Note 7)	10,000,000	—
Long term debt, less current portion (Note 7)	66,217,949	61,234,969

Total liabilities	102,139,339	91,464,533

Commitments and contingencies (Note 11)
Stockholders’ Equity
Common stock ($0.001, par value) 130,000 shares authorized; 116,596 shares issued and outstanding	117	117
Additional paid-in capital	125,434,892	123,800,337
Accumulated deficit	(79,679,185)	(59,024,975)

Total stockholders’ equity	45,755,824	64,775,479

Total liabilities and stockholders’ equity	$147,895,163	$156,240,012

The accompanying notes are an integral part of these consolidated financial statements.

Hot Air, Inc. and Subsidiaries

Consolidated Statements of Operations

	Year ended January 4, 2021	Year ended December 30, 2019
Restaurant sales, net	$107,159,709	$141,548,413

Cost of restaurant sales (exclusive of items shown separately below)
Food and beverage costs	26,395,626	34,620,837
Labor	31,861,272	46,653,981
Direct occupancy costs	11,183,818	11,991,684
Direct operating costs	25,023,965	24,990,546

Cost of restaurant sales (exclusive of items shown separately below)	94,464,681	118,257,048

General and administrative	10,181,438	13,008,162
Depreciation and amortization (Note 3 and 5)	13,392,550	13,474,354
Non-cash stock option expense (Note 9)	1,004,555	418,280

Pre-opening expenses	495,715	457,687
Store closure costs (Note 12)	3,436,057	4,646,941
Acquisition related costs	—	16,135
Goodwill impairment (Note 4)	—	35,081,176

Loss from operations	(15,815,287)	(43,811,370)

Other expenses
Other expenses	1,678,260	1,383,055
Interest expense	3,684,842	5,258,318

Loss before income taxes	(21,178,389)	(50,452,743)
Income tax benefit (Note 8)	524,179	4,787,407

Net loss	$(20,654,210)	$(45,665,336)

The accompanying notes are an integral part of these consolidated financial statements.

Hot Air, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance at December 31, 2018	108,006	$108	$114,678,536	$(13,359,639)	$101,319,005
Capital contribution	5,042	5	5,081,444	—	5,081,449
Debt conversion to equity	3,662	4	3,622,077	—	3,622,081
Stock correction	(114)	—	—	—	—
Stock based compensation	—	—	418,280	—	418,280
Net loss	—	—	—	(45,665,336)	(45,665,336)

Balance at December 30, 2019	116,596	$117	$123,800,337	$(59,024,975)	$64,775,479
Capital contribution			630,000		630,000
Stock based compensation			1,004,555		1,004,555
Net loss	—	—	—	(20,654,210)	(20,654,210)

Balance at January 4, 2021	116,596	$117	$125,434,892	$(79,679,185)	$45,755,824

The accompanying notes are an integral part of these consolidated financial statements.

Hot Air, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	For the year ended January 4, 2021	For the year ended December 30, 2019
Cash flows from operating activities
Net loss	$(20,654,210)	$(45,665,336)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred tax benefit	(511,513)	(4,854,083)
Depreciation and amortization	13,392,550	13,474,354
Goodwill impairment	—	35,081,176
Amortization of deferred loan costs	245,857	277,449
Stock based compensation	1,004,555	418,280
Loss on disposal of property & equipment	2,225,495	3,136,798
(Increase) decrease in assets:
Inventories	343,107	198,628
Prepaid and other current assets	601,742	(939,843)
Deposits	63,838	(25,365)
Tenant/Lease Incentives (Landlord Contributions)	(158,687)	184,100
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(1,657,945)	194,801
Deferred rent liability	773,971	(449,489)

Net cash (used in) provided by operating activities	(4,331,240)	1,031,470

Cash flows from investing activities
Purchases of property and equipment	(2,277,965)	(5,419,789)
Purchases of licenses	(207,389)	—

Net cash used in investing activities	(2,485,354)	(5,419,789)

Cash flows from financing activities
Proceeds from revolving line of credit	500,000	6,000,000
Proceeds from promissory note	215,000	4,000,000
Proceeds from loan	12,323,337	265,692
Proceeds from PPP loan	10,000,000	—
Payments of loan	—	(2,109,139)
Payments of PPP loan	(10,000,000)	—
Payments of revolving line of credit	(813,500)	(9,054,565)
Equity contribution	630,000	5,081,448
Debt issuance costs	(241,714)	(279,761)

Net cash provided by financing activities	12,613,123	3,903,675

Net increase (decrease) in cash and cash equivalents	5,796,529	(484,644)
Cash and cash equivalents at the beginning of period	2,097,001	2,581,645

Cash and cash equivalents at the end of period	$7,893,530	$2,097,001

Non-cash investing and financing activities:
Debt conversion to equity	$—	$3,622,081
Supplement disclosure of cash flow information:
Cash paid during the year for interest	$2,075,680	$4,207,170
Cash paid for income taxes	30,913	88,697

The accompanying notes are an integral part of these consolidated financial statements.

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

1. Description of Business and Basis of Presentation

Nature of Business

Hot Air, Inc. (the “Company”), through its subsidiaries, owns and operates casual dining pizza restaurants under the trade name Anthony’s Coal Fired Pizza. As of January 4, 2021, the Company had 60 restaurants open and operational in Florida, Delaware, Pennsylvania, New Jersey, New York, Massachusetts, Maryland, and Rhode Island. The Company has one additional restaurant where the lease has been executed and not yet opened.

The Company’s fiscal year ends on the Monday closest to December 31. The fiscal years ended January 4, 2021 (“Fiscal 2020”) and December 30, 2019 (“Fiscal 2019”), consisted of 53 and 52 weeks, respectively.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The wholly owned subsidiaries are accounted for under the consolidation method of accounting and have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Under this method, the subsidiaries’ balance sheets and results of operations are reflected within the Company’s consolidated financial statements. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original term of three months or less to be cash equivalents. Amounts receivable from credit card companies are also considered cash equivalents because they are both short term and highly liquid in nature and are typically converted to cash within three days of the sales transaction.

Inventories

Inventories primarily consist of food and beverage. Inventories are accounted for at lower of cost or net realizable value using the first-in, first-out (“FIFO”) method. Spoilage is expensed as incurred.

Property and Equipment

Property and equipment are recorded at cost and is depreciated over the assets’ estimated useful life using the straight-line method. Leasehold improvements are amortized using the straight-line method over the lesser of the estimated useful life of the asset (generally up to ten years) or the term of the related lease. The estimated lives for kitchen equipment, furniture and fixtures, and vehicles range from five to seven years. The costs of repairs and maintenance are expensed when incurred, while expenditures for major betterments and additions are capitalized. Gains and or losses are recognized on disposals or sales.

Goodwill and Intangible Assets

The Company’s intangible assets consist of goodwill, indefinite-lived transferable alcoholic beverage licenses and definite-lived trade name/trademarks, above/below market leases, non-competition agreements and proprietary processes. Definite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

or asset group may not be recoverable based on estimated undiscounted future cash flows. If impaired, the asset or asset group is written down to fair value based on discounted future cash flows. During 2020 and 2019, the Company had not identified any impairments attributed to definite- or indefinite-lived intangible assets. Amortization on definite-lived intangibles is recorded in amortization expenses in our consolidated statements of operations.

Goodwill and other indefinite-lived intangible assets are not amortized but are instead tested for impairment annually as of the first day of our fiscal fourth quarter or on an interim basis if events or changes in circumstances between annual tests indicate a potential impairment. First, we determine if, based on qualitative factors, it is more likely than not that an impairment exists. Factors considered include, but are not limited to historical financial performance, a significant decline in expected future cash flows, unanticipated competition, changes in management or key personnel, macroeconomic and industry conditions and the legal and regulatory environment. If the qualitative assessment indicates that it is more likely than not that an impairment exists, then a quantitative assessment is performed. The quantitative assessment requires an analysis of several best estimates and assumptions, including future sales and operating results and other factors that could affect fair value or otherwise indicate potential impairment.

In January 2017, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2017-04, Simplifying the Test for Goodwill Impairment (ASU 2017-04), which removes the second step of the goodwill impairment test that requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. During 2019, the Company early adopted ASU 2017-04. During 2020 and 2019, the Company performed a quantitative assessment and determined that goodwill was partially impaired in 2019. Refer to Note 4 for further discussion.

Long-Lived Assets

The Company assesses the potential impairment of our long-lived assets on an annual basis or whenever events or changes in circumstances indicate the carrying value of the assets or asset group may not be recoverable. Factors considered include, but are not limited to, negative cash flow, significant underperformance relative to historical or projected future operating results, significant changes in the manner in which an asset is being used, an expectation that an asset will be disposed of significantly before the end of its previously estimated useful life and significant negative industry or economic trends. At any given time, we may be monitoring a small number of locations, and future impairment charges could be required if individual restaurant performance does not improve or we make the decision to close or relocate a restaurant. If such assets are considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount of the assets exceeds the fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the years ended January 4, 2021 and December 30, 2019, the Company decided to close restaurants in Illinois, New York, New Jersey and Massachusetts. Refer to Note 13 for additional discussion.

Revenue Recognition

The Company adopted FASB ASU 2014-09, Revenue from Contracts with Customers (ASC606) effective January 1, 2019 using the modified retrospective transition approach. This update provides a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. This guidance did not provide a material impact on the recognition of revenue from our restaurants, which also includes gift card revenue.

Revenue from restaurant sales is recognized at the point of sale when the Company’s performance obligation has been completed and is presented net of discounts, coupons, employee meals and complimentary meals. Sales taxes that are collected and remitted to the appropriate taxing authority are excluded from revenue. We sell gift cards to our customers; these gift cards do not expire and do not incur a service fee on unused balances. Sales of gift cards to our customers are recorded as a contract liability in the accounts payable and accrued expenses on the consolidated balance sheets. Discounts on gift cards sold to customers are recorded as a reduction to contract liability and are recognized as a reduction to revenue over a period that approximates redemption patterns. The portion of gift cards sold to

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

customers that are never redeemed is commonly referred to as gift card breakage. Under ASC 606, we recognize gift card breakage revenue in proportion to the pattern of gift card redemptions exercised by customers, using an estimated breakage rate based on historical experience. The Company recognized approximately $245,000 and $744,000 in breakage revenue for the fiscal years ended January 4, 2021 and December 30, 2019, respectively.

Presentation of Sales Tax

The Company collects sales tax from guests and remits the entire amount to the respective states. The Company’s accounting policy is to exclude the tax collected and remitted from revenues and cost of sales. Sales tax payable amounted to approximately $704,000 and $903,000 as of January 4, 2021 and December 30, 2019, respectively, and is presented in accrued expenses in the consolidated balance sheets.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs for the periods ended January 4, 2021 and December 30, 2019 were approximately $1,494,000 and $647,000, respectively, and are included in general and administrative costs.

Pre-opening Costs

The Company follows Accounting Standards Codification (ASC) Topic 720-15, Start-up Costs, (“ASC 720-15”) which provides guidance on the financial reporting of start-up costs and organization costs. In accordance with ASC 720-15, costs of pre-opening activities and organization costs are expensed as incurred. Such expenses include rent incurred prior to restaurant opening, training costs, public relations, opening supplies, and other miscellaneous expenses.

Operating Leases

The Company accounts for rent expense for its operating leases on the straight-line basis in accordance with ASC Topic 840, Leases, (“ASC 840”). The Company leases restaurant locations that have terms expiring between April 2021 and July 2031. The initial obligation period is generally between 5 and 15 years. The term of the lease does not include unexercised option periods. The restaurant facilities primarily have renewal clauses of 5 or 10 years, exercisable at the option of the Company. The Company does not have enough history to include renewal options in its deferred rent calculation.

Most lease agreements contain one or more of the following: tenant improvement allowances, rent holidays, rent escalation clauses and/or contingent rent provisions. The Company includes scheduled rent escalation clauses for the purpose of recognizing straight-line rent. Certain of these leases also require the payment of contingent rentals based on a percentage of gross revenues, which are accounted for when the contingency is resolved or becomes probable.

Rent is recognized on the straight-line basis from the initial obligation, including the impact of rent escalation clauses. The Company expenses rental costs incurred during the build-out period in accordance with ASC 840. Rent expense incurred from the initial date of obligation through the date the restaurant opens is included in pre-opening expenses. Certain restaurant leases required the Company to buy-out the prior tenants and or contained tenant improvement allowances. The buy-out expenses and tenant allowances are amortized over the term of the leases, excluding options for renewal. At January 4, 2021 and December 30, 2019, there were no un-amortized prepaid lease buyouts. Total un-amortized deferred tenant allowances were approximately $697,000 and $856,000 at January 4, 2021 and December 30, 2019, respectively. Total un-amortized deferred rent related to escalation clauses and rent holidays was approximately $2,114,000 and $1,340,000 as of January 4, 2021 and December 30, 2019, respectively. The unamortized deferred tenant allowances and deferred rent are presented in deferred rent on the consolidated balance sheets.

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

In April 2020, the staff of the FASB issued a question-and-answer document that stated that entities may elect to account for lease concessions related to the effects of the COVID-19 pandemic as though the rights and obligations for those concessions existed as of the commencement of the contract rather than as a lease modification. Lessees may make the election for any lessor-provided lease concession related to the impact of the COVID-19 pandemic as long as the concession does not result in a substantial increase in the rights of the lessor or in the obligations of the lessee. The Company has made such election and has not accounted for the concessions as lease modifications.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. The Company maintains cash balances that are at times in excess of the FDIC insurance limits, which amount to $250,000 per depositor at each financial institution. The Company’s deposit in excess of federally insured limits at January 4, 2021 and December 30, 2019 amounted to $7,643,530 and $1,847,001, respectively.

Income Tax

The Company is a corporation subject to tax. The Company records income taxes using the asset and liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequence of temporary differences between the financial statement and income tax basis of the Company’s assets and liabilities. Income taxes are estimated in each of the jurisdictions in which the Company operates. This process involves estimating the tax exposure together with assessing temporary differences resulting from differing treatment of items, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheets. The recording of a net deferred tax asset assumes the realization of such asset in the future. Otherwise, a valuation allowance must be recorded to reduce this asset to its net realizable value. Management considers future pretax income and ongoing prudent and feasible tax planning strategies in assessing the net realizable value of tax assets and the need for such a valuation allowance. In the event that management determines that the Company may not be able to realize all or part of a net deferred tax asset in the future, a valuation allowance for the deferred tax asset is charged against income in the period such determination is made.

ASC Topic 740, Income Taxes, clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The guidance requires that the Company determine the existence of any significant uncertain tax positions requiring recognition in the Company’s tax return. The Company’s federal and state income tax returns are generally subject to examination by taxing authorities for three years after the returns are filed, and the Company’s federal and state income tax returns for 2017, 2018 and 2019 remain open to examination.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, credit card receivables included in prepaid and other current assets, accounts payable and accrued expenses, revolving line of credit, and notes payable. The carrying amounts of such financial instruments approximate their respective estimated fair value due to short-term maturities or recent agreement date and approximate market interest rates of these instruments. The estimated fair value is not necessarily indicative of the amounts the Company would realize in a current market exchange or from future earnings or cash flows.

The Company complies with ASC Topic 820-10, Fair Value Measurement and Disclosures, (“ASC 820-10”) for financial assets and liabilities, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. FASB ASC 820-10 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. If a financial instrument uses inputs that fall in different levels of the hierarchy, the instrument will be categorized based upon the lowest level of inputs that is significant to the fair value calculation.

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

The three-Ievel hierarchy for fair value measurements is defined as follows:

•	Level 1 –Quoted prices for identical assets or liabilities in active markets;

•

Level 2 – Observable inputs other than quoted markets classified as Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data;

•

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

The Company had no level 1, 2, or 3 financial instruments for the years ended January 4, 2021 and December 31, 2019.

Recent Accounting Pronouncements Not Yet Adopted

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to record, for all leases with a lease term of more than 12 months, an asset representing its right to use the underlying asset for the lease term and a liability to make lease payments. For leases with a lease term of 12 months or less, a practical expedient is available whereby a lessee may elect, by class of underlying asset, not to recognize a right-of-use asset or lease liability. A lessee making this accounting policy election would recognize lease expense over the term of the lease, generally in a straight-line pattern. On April 8, 2020, the FASB voted to defer the effective date for ASC 842 for one year. For private companies, the leasing standard will be effective for fiscal years beginning after December 15, 2021. Early adoption is permitted. In transition, a lessee and a lessor will recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients. These practical expedients relate to identifying and classifying leases that commenced before the effective date, initial direct costs for leases that commenced before the effective date, and the ability to use hindsight in evaluating lessee options to extend or terminate a lease or to purchase the underlying asset. ASU 2018-11 was issued in June 2018 that also permits entities to choose to initially apply ASU 2016-02 at the adoption date and recognize a cumulative-effect adjustment to the opening balance of net assets in the period of adoption. Management is currently evaluating the impact of this ASU on its consolidated financial statements.

Credit Losses

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326). The ASU changes the impairment model for most financial assets that are measured at amortized cost and certain other instruments from an incurred loss model to an expected loss model. Entities will be required to estimate credit losses over the entire contractual term of an instrument. The ASU includes financial assets recorded at amortized cost basis such as loan receivables, trade and certain other receivables as well as certain off-balance sheet credit exposures such as loan commitments and financial guarantees. The ASU does not apply to financial assets measured at fair value, and loans and receivables between entities under common control. The ASU is effective for fiscal years beginning after December 15, 2022. Early adoption may be selected for fiscal years beginning after December 15, 2018. An entity must apply the amendments in the ASU through a cumulative-effect adjustment to net assets as of the beginning of the first reporting period in which the guidance is effective except for certain exclusions. Management is currently evaluating the impact of this ASU on its financial statements.

Income Taxes

In December 2019, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). Among other things, the amendment removes the year-to-date loss limitation in interim-period tax accounting and requires entities to reflect the effect of an enacted change in tax laws in the interim period that includes the enactment date of the new legislation. It also

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

reduces complexity in certain areas, including the accounting for transactions that result in a step-up in the tax basis of goodwill and allocating taxes to members of a consolidated group. The standard is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact of the adoption of this update on its consolidated financial position, results of operations, and cash flows.

3. Property and Equipment

Property and equipment consisted of the following:

	January 4, 2021	December 30, 2019	Estimated useful lives
			The lesser of the term or
Leasehold improvements	$28,079,613	$30,370,357	5-10 years
Furniture, fixtures and equipment	10,041,985	9,891,659	5-7 years
Kitchen equipment	9,449,959	9,377,550	7 years
Vehicles	49,406	49,406	5 years
Construction in progress	421,102	1,013,379

Total property and equipment before depreciation and amortization	48,042,065	50,702,351

Less: accumulated depreciation and amortization	(30,178,385)	(26,761,697)

Property and equipment, net	$17,863,680	$23,940,654

Depreciation and amortization expense on property and equipment was $6,397,379 and $6,611,167 for the periods ended January 4, 2021 and December 30, 2019, respectively.

4. Goodwill

The Company is required to review goodwill for impairment annually or more frequently when events and circumstances indicate that the carrying amount may be impaired. If the determined fair value of goodwill is less than the related carrying amount, an impairment loss is recognized. The Company performs its annual impairment assessment annually as of the first day of its fiscal fourth quarter or on an interim basis if events or changes in circumstances between annual tests indicate a potential impairment.

The Company’s annual goodwill impairment assessment at September 30, 2020 was performed using a quantitative assessment. Step one of the impairment test was based upon a comparison of the carrying value of net assets, including goodwill balances, to the fair value of net assets. Fair value was measured using a discounted cash flow model approach and a market approach. The Company evaluated all methods to ensure reasonably consistent results. Additionally, the Company evaluated the key input factors in the models used to determine whether a moderate change in any input factor or combination of factors would significantly change the results of the tests. In the fourth quarter of 2019, the Company recorded an impairment charge of $35.1 million, which represented the excess of the Company’s carrying value at September 30, 2019. No impairment was recorded in 2020.

Year Ended	January 4, 2021	December 30, 2019
Goodwill, beginning of period	$48,399,240	$83,480,416
Impairment charge	—	(35,081,176)

Goodwill, end of period	$48,399,240	$48,399,240

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

5. Intangible Assets

The Company has identified several intangible assets, including a trade name, proprietary processes, liquor licenses, agreements not to compete and above/below market leases in place. The trade name is being amortized over a period of 15 years; the liquor licenses, to the extent they do not expire, are considered indefinite lived and are not amortized; the proprietary processes are being amortized between 7 and 10 years; the non-competition agreements are being amortized over 5 years; and the above/below market leases are being amortized over the remaining lease terms, not to exceed 10 years. Included in intangible assets are liquor licenses, which primarily consist of costs associated with obtaining liquor licenses.

The carrying value and accumulated amortization of identifiable intangible assets are as follows:

	January 4, 2021	December 30, 2019
Identifiable intangible assets:
Trade name	$91,075,000	$91,075,000
Liquor licenses	6,618,992	6,679,539
Proprietary processes	3,980,000	3,980,000
Lease valuations	1,435,194	1,435,194
Non-competition agreements	1,250,000	1,250,000

Identifiable intangible assets	104,359,186	104,419,733
Less: Accumulated amortization	(34,503,599)	(27,508,429)

Intangible assets, net	$69,855,587	$76,911,304

The table below summarizes the expected annual amortization expense for the identifiable intangible assets, excluding the liquor licenses, which have an indefinite life for each of the next five fiscal years and thereafter:

January 3, 2022	$6,608,379
January 2, 2023	6,613,186
January 1, 2024	6,613,186
December 30, 2024	6,613,186
December 29, 2025	6,613,186
Thereafter	30,175,472

Total	$63,236,595

6. Accounts Payable and Accrued Expenses

The significant components of accounts payable and accrued expenses are as follows:

	January 4, 2021	December 30, 2019
General accounts payable and accrued expenses	$6,928,174	$10,430,723
Accrued payroll	1,799,154	3,456,611
Accrued gift certificates	1,610,394	1,746,507

Total accounts payable and accrued expenses, current	$10,337,722	$15,633,841

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

7. Long-Term Debt

On December 15, 2015, Plastic Tripod Inc., a subsidiary of the Company, entered into a loan agreement (“Credit Agreement”) with a syndicate of commercial banks to provide the Company with up to $80 million in financing, $70 Million was structured as a term loan and $10 million was in the form of a revolver (line of credit). The outstanding debt is as follows:

On March 29, 2019 the Company entered into the Third Amended and Restated Loan Agreement which amends and restates the Second Amended and Restated Loan Agreement entered on March 9, 2018. In September 2019, the Company failed to comply with certain covenants and on October 30, 2019, the Company entered into a Fourth Amended and Restated Loan Agreement, which amends and restates the Third Amended and Restated Loan Agreement. The Fourth Amended and Restated Loan Agreement, which terminates on June 15, 2022, provides the Company with up to $75 million in financing structured as $70 million term loan and $5 million in the form a revolving loan commitment. The Company determined that the amendment represents a debt modification in accordance with ASC 470-50, Debt: Modifications and Extinguishments, as the changes to the provisions were not considered substantial.

	January 4, 2021	December 30, 2019
Term Loan	$66,592,767	$65,082,929

Non-interest bearing Related Party Note	10,000,000	—
Revolving line of credit	2,500,000	2,000,000
Promissory note	215,000	—

Total debt before deferred loan costs	79,307,767	67,082,929
Less: deferred loan costs, net of amortization	(589,818)	(593,961)

Total debt, net	78,717,949	66,488,969
Less: current portion	—	3,254,000

Long term debt, non-current portion	$78,717,949	$63,234,969

In March 2020, the Company failed to comply with certain covenants related to the Company’s financial difficulties, and on March 25, 2020, the Company entered into a Forbearance Agreement and Fifth Amended and Restated Loan Agreement (the “New Credit Agreement”), which amends and restates the Fourth Amended and Restated Loan Agreement. The New Credit Agreement, which terminates on June 15, 2023, provides the Company with Lender financing structured as a $70 million term loan and a $5 million revolving loan, and establishes a $10,000,000 delayed draw term loan facility (the “Delayed Draw Term Loan Facility”) provided by CP7 Warming Bag, L.P., a related party and a stockholder, of which $5,000,000 of such facility was funded to the Borrower on March 25, 2020, and the remaining $5,000,000 was funded to the Borrower on August 17, 2020. The Delayed Draw Term Loan is a non-interest bearing loan which matures on June 15, 2023. The Forbearance Period is the earlier of March 31, 2021, the lender’s failure to fund the Delayed Draw Term Loan, or a breach of the agreement.

The terms of the New Credit Agreement extended the maturity date of the term loan to June 15, 2023 and requires the Company to repay the principal of the term loan in five quarterly installments commencing on March 31, 2022 with the balance due at the maturity date. The principal amount of revolving loans is due and payable in full on the maturity date. The loan and revolving line of credit are secured by substantially all of the Company’s assets. The loan incurs interest on outstanding amounts from the date thereof through the date of repayment as follows: (i) (A) if a base rate loan (including a base rate loan referencing the LIBOR Index Rate), the base rate plus the Applicable Margin or (B)

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

if an adjusted LIBOR Rate Loan, the adjusted LIBOR Rate plus the Applicable Margin; and (ii) in case of swingline loans, at the swingline rates. Interest rates for the revolver and term loan outstanding as of January 4, 2021 and December 30, 2019 were 4.50% and 5.94%, respectively. The Company may elect Paid In Kind Interest (PIK interest) to the term loan principal from March 31, 2020 to September 30, 2020; thereafter, interest may be paid as cash, or 50% cash/50% PIK interest until maturity of the loan. The Company elected PIK interest on March 31, 2020 and continued until October 31, 2020 when they began paying 50% cash interest/50% PIK interest. At January 4, 2021, PIK interest amounted to $2,335,522 and is included in the Term Loan balance in the table above.

The Company is subject to certain financial covenants under the Forbearance Agreement which requires the Company to maintain (i) Minimum liquidity of $1 million, (ii) Gross Sales in excess of $15.3M for the third quarter 2020 and $41.7 million for the third and fourth quarter 2020, (iii) Operating no fewer than 43 locations. After the Forbearance Period ends, the New Credit Agreement requires the Company to maintain a (i) “Senior Lease-Adjusted Leverage Ratio” and (ii) “Fixed Charge Coverage Ratio” as well as customary events of default that, if triggered, could result in acceleration of the maturity of the New Credit Agreement.

On March 30, 2020, the Company entered into the Sixth Amended and Restated Loan Agreement which amends and restates the Fifth Amended and Restated Loan Agreement. This Amendment is a “technical amendment” correcting the agreement to state that PIK Interest is to be added to the principal of the term loan.

On April 21, 2020 and on May 19, 2020, the Company entered into the Seventh Amended and Restated Loan Agreement and the Eighth Amended and Restated Loan Agreement, which permitted the Company to incur Indebtedness pursuant to the federal Paycheck Protection Program (“PPP”). The Company applied for and received $10 million PPP loan. The Company returned full amount of $10 million PPP loan before the year ended January 4, 2021.

In December 2020, the Company acknowledged failure to comply with certain requirements of the Forbearance Agreement. On December 17, 2020, the Lenders agreed to waive noncompliance under the Forbearance Agreement upon receipt of an equity contribution of $630,000 and reimbursement to the Lender for invoiced fees and expenses incurred. The $630,000 equity contribution was funded by a related party to the Company on December 21, 2020, and all invoiced fees and expenses incurred in connection with the Agreement were paid on this date.

The following table represents the future annual obligations under the term loan and revolving line of credit at January 4, 2021, for each fiscal year ended:

January 3, 2022	$—
January 2, 2023	3,254,000
January 1, 2024	75,838,767

Total	$79,092,767

The deferred loan cost amortization was approximately $246,000 and $277,000 for the periods ended January 4, 2021 and December 30, 2019 and is included in interest expense in the accompanying consolidated statements of operations.

In March 2021, the Company entered into the 9th Amended and Restated Loan Agreement which amends and restates the Eighth Amended and Restated Loan Agreement and terminates the forbearance period. Under this Amendment, the Company is required to initiate payments of principal in 2022.

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

8.	Income Taxes

Income tax expense (benefit) consists of the following:

	January 4, 2021	December 30, 2019
Current
Federal	$(31,277)	$—
State	18,612	141,418

Total Current	(12,665)	141,418

Deferred
Federal	(309,513)	(4,525,824)
State	(202,001)	(403,001)

Total Deferred	(511,514)	(4,928,825)

Total Benefit from Income Taxes	$(524,179)	$(4,787,407)

Significant components of the Company’s deferred tax assets and liabilities relate to accruals, net operating loss carryforwards, FICA tip credit carryforwards, depreciation and amortization, disallowed interest expense, and nondeductible reserves. The difference between the statutory and effective tax rates is primarily a result of valuation allowance, FICA tip credit, and deferred basis adjustments.

A summary of the Company’s net deferred tax (liabilities) assets is as follows:

	January 4, 2021	December 30, 2019
Tradename	$(14,596,950)	$(16,169,575)
Depreciation and amortization	—	(1,508,948)
Other miscellaneous tax liabilities	(6,336,974)	(5,397,075)

Deferred tax liabilities	(20,933,924)	(23,075,598)
Net operating loss carryforwards	6,895,374	5,622,117
FICA tip credit carryforwards	7,991,121	7,296,549
Interest Expense	2,627,567	1,300,166
Depreciation and amortization	1,000,794	—
Other miscellaneous tax assets	2,721,224	1,859,564

Deferred tax assets	21,236,080	16,078,396

Valuation allowance	(6,787,845)	—

Deferred tax liabilities, net	$(6,485,689)	$(6,997,202)

The Company files a U.S. federal and various state income tax returns. As of January 4, 2021, the Company has recorded a net operating loss deferred tax asset of $6,895,374, reflecting the benefit of federal and state loss carryforwards of $5,852,346 and $1,043,028, respectively. Federal net operating losses from years prior to January 1, 2018 will begin to expire in 2032 through 2038 while net operating losses created after January 1, 2018 do not expire. In addition, the Company has recorded a deferred tax asset of $7,991,121 at January 4, 2021 reflecting the benefit of FICA tip credit carryforwards.

ASC 740 requires a valuation allowance to reduce deferred tax assets if, based on the weight of both positive and negative evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has established a valuation allowance due to uncertainties regarding the realization of deferred tax assets based on a lack of earnings history. The total valuation allowance recognized as of January 4, 2021 is $6,787,845.

The Company evaluates any uncertain tax positions and recognizes the tax benefit from an uncertain tax position if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are measured based on the largest benefit that has a greater than 50 percent likelihood of being realized upon settlement.

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Any change in judgment related to the expected resolution of uncertain tax positions is recognized in earnings in the period in which such change occurs. As of January 4, 2021, the Company reserved $341,250 for an uncertain tax position related to a correction of net operating loss carryforward from the 2016 federal tax return. This reserve is included in the deferred tax liability on the consolidated balance sheets as of January 4, 2021. Interest and penalties incurred during 2020 and 2019 were immaterial.

On March 27, 2020, President Trump signed into law the CARES Act. The legislation enacts various measures to assist companies affected by the COVID-19 pandemic. Key income tax-related provisions of the bill include temporary modifications to net operating loss utilization and carryback limitations, allowance of refundable alternative minimum tax credits, reduced limitation of charitable contributions, reduced limitation of business interest expense, and technical corrections to depreciation of qualified improvement property.

The Company continues to evaluate the impact from the passage of the CARES Act in the financial statements as of January 4, 2021. The Company utilized deferred payments of payroll tax which amounted to accrual of $1.6 million as of January 4, 2021. Other new tax regulations under the CARES Act do not have a material impact on the financial statements. The Company has also reviewed the effects of the Act in determining the realizability of its deferred tax assets and did not change its conclusion that a valuation allowance is needed.

On December 27, 2020, President Trump signed into law the Consolidated Appropriations Act, an omnibus spending bill that includes an array of COVID-related tax relief for individuals and businesses. The tax-related measures contained in the Act revise and expand provisions enacted earlier in the year by the Families First Coronavirus Response Act and the CARES Act. The Act also extends a number of expiring tax provisions. Additionally, the Act provides for a 100% deduction for certain business meals incurred in calendar years 2021 and 2022, which are currently deductible at 50% for years ending December 31, 2020. The Company determined that income tax effects related to the passage of the Consolidated Appropriations Act were not material to the financial statements for the year ended January 4, 2021.

9.	Stock Based Compensation

On December 15, 2015, the Company formed the Hot Air, Inc. 2016 Stock Option Plan (the “Option Plan”). The Option Plan provides for the issuance of incentive or non-qualified stock options, subject to the terms and conditions of the Option Plan, to directors, consultants and employees of the Company. The exercise price of the options will not be less than (in the case of incentive stock options not less than 110%) of the fair value of the common stock at the date of grant, with a term not to exceed 10 years. Upon the occurrence of an event of change in control, the Board may, in its sole discretion, terminate all outstanding and unexercised stock options.

During the year ended January 4, 2021, the Company granted a total of 24,196 stock options, which were subject to vesting based on the passage of time (“time-based option”). During the year ended December 30, 2019, the Company granted a total of 3,736 stock options. One-half of the options is subject to vesting based on passage of time, and one-half of the options is subject to vesting based on the achievement of performance objectives (“performance-based option”). Time-based options vest over 4 years. In the event of change in control, all unvested time-based options immediately vest and become vested options as of immediately prior to change in control and all performance-based options vest and become exercisable upon a Realization Event, such as a change in control, subject to the achievement of internal rate of return specified by the Option Plan.

The following is a summary of activity in the Company’s stock option plan for the year ended January 4, 2021:

	Number of options	Weighted average exercise price		Weighted average remaining contractual life (in years)	Average intrinsic value
Options outstanding, beginning of the year	16,664		$1,000	7.85	—
Options granted in 2020	24,196		$500	3.16
Options exercised	—	$		—
Options forfeited	(10,366)	$		—
Change in Weighted average remaining contractual life due to more options issued				(6.3)

Options outstanding, end of year	30,494		$571	4.71

Exercisable, end of year	5,579		$708

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

The fair value of 2020 grants was estimated on the date of the grant and amounted to approximately $159 per share. The Company applied the Black-Scholes method using the following assumptions:

Expected dividend yield	—
Expected stock price volatility	83.2%
Risk-free interest rate	0.19%
Time until expiration (in years)	2.25

The following is a summary of activity in the Company’s stock option plan for the year ended December 30, 2019:

	Number of options	Weighted average exercise price		Weighted average remaining contractual life (in years)	Average intrinsic value
Options outstanding, beginning of the year	14,850		$1,000	8.34	—
Options granted in 2019	3,736		$1,000	2.03
Options exercised	—	$		—
Options forfeited	(1,922)	$		—
Change in Weighted average remaining contractual life due to more options issued				(2.52)

Options outstanding, end of year	16,664		$1,000	7.85

Exercisable, end of year	3,689		$1,000

The fair value of these grants was estimated on the date of the grant and amounted to approximately $495 per share. The Company applied the Black-Scholes method using the following assumptions:

Expected dividend yield	—
Expected stock price volatility	41.00%
Risk-free interest rate	2.28%
Time until expiration (in years)	10.00

The Company recorded $1,004,555 and $418,280, net of forfeitures amounting to $115,263 and $224,891, in compensation expense in relation to options granted during the periods ended January 4, 2021 and December 30, 2019, respectively. The following table represents the future stock-based compensation expense for each of the following years:

January 3, 2022	$1,518,616
January 2, 2023	1,046,424
January 1, 2024	912,466
December 30, 2024	791,009

Total	$4,268,515

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

10.	Related Party Transactions

On December 15, 2015, ACFP Management, Inc., a subsidiary, Catterton Management Company, LLC, related party and an affiliate, Quilvest USA, Inc., and ACFP Investors Inc., management companies, entered into a Monitoring Agreement. The services include, but are not limited to, management, finance, marketing, operational and strategic planning, relationship access and corporate development for the Company and its subsidiaries. The annual management fee pursuant to this agreement amounts to $750,000, plus expenses and is included in other expenses in the accompanying consolidated statements of operations. On March 31, 2020 the agreement with Quilvest USA, Inc. was terminated, lowering the annual management fee to $660,000, plus expenses per year. Total of $682,500 and $750,000 of management fees was recorded for the years ended January 4, 2021 and December 30, 2019, respectively. At January 4, 2021 and December 30, 2019, the Company accrued approx. $2.9 million and $2.3 million, respectively, in management fees to related parties which are included on the balance sheets in long-term accrued expenses in 2020 and current liabilities in 2019.

On December 21, 2017 and March 9, 2018, the Company received an advance from CP7 Warming Bag, L.P., a related party, in the amount of $320,583 and $2,545,111, respectively. The unpaid principal amount including unpaid interest of the advance bear annual interest per the applicable base rate in the agreements. On October 30, 2019, the related party agreed to exchange the principal and accrued interest of $3,622,081 into 8,704 shares of common stock.

The Company leases a South Fort Lauderdale restaurant from the Founder and Director pursuant to a lease agreement dated February 2, 2002, and Amendment to lease agreement dated June 22, 2012. Payments under this lease totaled approximately $166,358 during the year ended January 4, 2021 and $156,416 during the year ended December 30, 2019.

11.	Commitments and Contingencies

Operating Leases

The Company leases restaurants under operating leases that have terms expiring between December 2019 and June 2031. The initial obligation period is generally between 5 and 15 years. The term of the lease is considered its initial obligation period, which does not include unexercised option periods. The restaurant facilities primarily have renewal clauses of 5 or 10 years, exercisable at the option of the Company. Certain leases require the payment of contingent rentals based on percentage of gross revenue. Certain leases may also include rent escalation clauses based on a fixed rate or adjustable terms such as the Consumer Price Index.

Future minimum lease payments on operating lease obligations for each of the following five fiscal years and thereafter are as follows:

January 3, 2022	$8,952,594
January 2, 2023	8,049,701
January 1, 2024	7,109,855
December 30, 2024	5,466,218
December 29, 2025	3,924,123
Thereafter	7,267,179

Total	$40,769,670

Manager Incentive Plan

The Company established a Manager Incentive Plan (the “Incentive Plan”) in order to reward certain restaurant managers. A committee, comprised of three officers of the Company, has the responsibility and authority for administering the Incentive Plan and determines the managers eligible to participate in the Incentive Plan (the “Participants”) based on certain criteria indicated in the Incentive Plan. The manager incentive award is equal to the average of the annual bonuses earned by a Participant during the period specified in the Incentive Plan, multiplied by two. The manager incentive award is subject to forfeiture, upon the Participant’s termination of employment prior to the end of the performance period and commencement of pay-out. The award is payable over a three-year period after a participant’s award vests. For the periods ended January 4, 2021 and December 30, 2019, the compensation expense recorded was approximately $84,000 and $76,000, respectively. This plan has been officially amended to provide that no new participants can become eligible to the plan as of February 2018.

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

Major Concentrations

For the periods ended January 4, 2021 and December 30, 2019, three suppliers represented approximately 37.9% and 36.7% of the Company’s purchases.

General

In the ordinary course of conducting its business, the Company may become involved in various legal actions and other claims. Litigation is subject to many uncertainties and management may be unable to accurately predict the outcome of individual litigated matters. Some of these matters may possibly be decided unfavorably towards the Company. The Company intends to vigorously defend all matters and does not believe any reserves for these matters need to be established for any of the periods presented.

12.	Store Closure Costs

The Company evaluates the performance of restaurants on an ongoing basis including an assessment of the current and future operating results of the restaurant in relation to its cash flow and future occupancy costs. Based upon these evaluations, management may choose not to open a location or close a restaurant.

During the periods ended January 4, 2021 and December 30, 2019, the Company closed under-performing restaurant in 4 locations in NY, 1 location in Massachusetts and 1 location in New Jersey in 2020 and 3 locations in Illinois and 1 locations in Massachusetts in 2019. Costs associated with store closures consists of asset disposals, severance for employees, costs to vacate and lease termination costs. These costs were recorded in store closure costs on the consolidated statement of operations as follows:

	Year ended
	January 4, 2021	December 30, 2019
Restaurant Closure	$3,332,640	$3,361,740
Terminated leases	103,417	1,285,201

	$3,436,057	$4,646,941

13.	Impact of COVID-19 and Liquidity

In March 2020, the World Health Organization declared the novel coronavirus 2019 (COVID-19) a pandemic and the United States declared it a National Public Health Emergency, which has resulted in a significant reduction in revenue at the Company’s restaurants due to mandatory restaurant closures, capacity limitations, social distancing guidelines or other restrictions mandated by governments across the world, including federal, state and local governments in the United States. As a result of these developments, the Company experienced a negative impact on its revenues, results of operations and cash flows.

In response to the business disruption caused by the COVID-19 outbreak, the Company has taken the following actions, which management expects will enable it to meet its obligations over the next twelve months from the date of this report.

Operating Initiatives - Due to the government mandates regarding limiting or prohibiting in-restaurant dining due to COVID-19, the Company is leveraging a reduction in menu offerings and an enhanced contactless business model to sustain revenue in restaurants that have open dining rooms or in markets where take-out and delivery sales are sufficient to cover the costs of management staffing those locations. As of January 4, 2021, 60 of the 60 owned and operated restaurants were open for dine-in service. There were no government mandated restrictions on capacity for the Company’s 28 restaurant locations in Florida but the Company chose to space its tables approximately six feet apart which impact capacity at these locations. For each of the 32 restaurant locations outside of Florida, the Company

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

continued to adhere to state mandated level capacity restrictions. During 2020, the Company permanently closed six locations in New York and New Jersey that had previously been temporarily closed and terminated lease arrangements with each of these locations. The Company also expanded its 3rd party partnerships to grow off-premises revenue, which also allows website delivery.

Capital Management and Expense Reductions - The Company suspended all non-essential capital and overhead expenditures. The Company has also made significant reductions in ongoing operating expenses, including using salaried managers to help perform functions that had previously been administered by hourly employees. Lastly, the company negotiated various rent abatements and deferrals that equated to approximately $1.5M in cash savings in fiscal year 2020.

To further preserve financial flexibility, as discussed in Note 7, the Company received funding of $10 million through a Delayed Draw Loan and completed a forbearance agreement with its lender allowing the Company to waive principal payments until 2022 and convert interest expense to Paid-in-Kind. As further described in Note 7, the Company entered into the 9th Amended and Restated Loan Agreement which terminated the forbearance period and required the Company to initiate payments of principal in 2022.

14.	Subsequent Events

The financial statement and related disclosures reflect Management’s evaluation of the impact of post-balance sheet events and transactions through May 4, 2021, the date the financial statements were available to be issued. In March 2021, the Company entered into the 9th Amended and Restated Loan Agreement, as further discussed in Note 7, which terminated the forbearance period under earlier agreement. Under this Amendment, the Company is required to initiate payments of principal in 2022.

Hot Air, Inc. and Subsidiaries

Consolidated Balance Sheets (unaudited)

	July 5, 2021	January 4, 2021
Current assets
Cash and cash equivalents	$6,379,350	$7,893,530
Inventories	993,772	918,672
Prepaid and other current assets	2,227,120	2,496,976

Total current assets	9,600,242	11,309,178

Property and equipment, net (Note 3)	16,287,702	17,863,680
Other assets
Deposits	467,720	467,478
Intangible assets, net (Note 5)	66,665,243	69,855,587
Goodwill (Note 4)	48,399,240	48,399,240

Total other assets	115,532,203	118,722,305

Total assets	$141,420,147	$147,895,163

Current liabilities
Accounts payable and accrued expenses (Note 6)	$9,689,650	$10,337,722
Long term debt, current portion (Note 7)	1,627,000	—

Total current liabilities	11,316,650	10,337,722

Long term liabilities
Deferred rent	2,448,914	2,810,999
Accrued expenses (Note 10)	4,088,972	3,786,980
Deferred tax liability (Note 8)	8,143,311	6,485,689
Revolving line of credit	2,500,000	2,500,000
Related party note (Note 7)	10,000,000	10,000,000
Long term debt, less current portion (Note 7)	64,828,203	66,217,949

Total liabilities	103,326,050	102,139,339

Commitments and contingencies (Note 11)
Stockholders’ Equity
Common stock ($0.001, par value) 130,000 shares authorized; 116,596 shares issued and outstanding	117	117
Additional paid-in capital	126,337,408	125,434,892
Accumulated deficit	(88,243,428)	(79,679,185)

Total stockholders’ equity	38,094,097	45,755,824

Total liabilities and stockholders’ equity	$141,420,147	$147,895,163

The accompanying notes are an integral part of these consolidated financial statements.

Hot Air, Inc. and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Six months ended July 5, 2021	Six months ended June 29, 2020
Restaurant sales, net	$59,962,077	$55,204,076

Cost of restaurant sales (exclusive of items shown separately below):
Food and beverage costs	15,954,258	13,522,504
Labor	18,145,248	18,017,792
Direct occupancy costs	5,651,177	5,921,062
Direct operating costs	13,952,510	11,581,061

Cost of restaurant sales (exclusive of items shown separately below)	53,703,193	49,042,419

General and administrative	3,769,476	4,691,193
Depreciation and amortization (Note 3 and 5)	6,033,511	6,862,894
Non-cash stock option expense (Note 9)	902,516	614,560
Pre-opening expenses	107,095	487,470
Store closure costs (Note 12)	134,821	325,358

Loss from operations	(4,688,535)	(6,819,818)

Other expenses
Other expenses	450,977	488,983
Interest expense	1,741,379	1,898,492

Loss before income taxes	(6,880,891)	(9,207,293)
Income tax (expense) benefit (Note 8)	(1,683,352)	27,161

Net loss	$(8,564,243)	$(9,180,132)

The accompanying notes are an integral part of these consolidated financial statements.

Hot Air, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity (unaudited)

	Common Stock
	Shares	Amount	Additional Paid- in Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance at December 30, 2019	116,596	$117	$123,800,337	$(59,024,975)	$64,775,479
Stock based compensation			614,560		614,560
Net loss	—	—	—	(9,180,132)	(9,180,132)

Balance at June 29, 2020	116,596	$117	$124,414,897	$(68,205,107)	$56,209,907

Balance at January 5, 2021	116,596	$117	$125,434,892	$(79,679,185)	$45,755,824
Stock based compensation			902,516		902,516
Net loss	—	—	—	(8,564,243)	(8,564,243)

Balance at July 5, 2021	116,596	$117	$126,337,408	$(88,243,428)	$38,094,097

The accompanying notes are an integral part of these consolidated financial statements.

Hot Air, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

	For the six months ended July 5, 2021	For the six months ended June 29, 2020
Cash flows from operating activities
Net loss	$(8,564,243)	$(9,180,132)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred tax expense (benefit)	1,657,622	(27,110)
Depreciation and amortization	6,033,511	6,862,894
Non-cash interest expense	258,590	1,106,040
Amortization of deferred loan costs	139,446	116,421
Stock based compensation	902,516	614,560
Loss on disposal of property & equipment	18,515	—
(Increase) decrease in assets:
Inventories	(75,100)	325,669
Prepaid and other current assets	269,857	820,638
Deposits	(242)	(2,829)
Tenant/lease incentives (Landlord contributions)	—	(47,058)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(346,080)	(1,722,760)
Deferred rent liability	(362,085)	130,372

Net cash used in operating activities	(67,693)	(1,003,295)

Cash flows from investing activities
Purchases of property and equipment	(1,250,439)	(1,065,323)
Purchases of licenses	(35,266)	(5,405)

Net cash used in investing activities	(1,285,705)	(1,070,728)

Cash flows from financing activities
Proceeds from revolving line of credit	—	500,000
Proceeds from loan	—	5,000,000
Proceeds from PPP loan	—	10,000,000
Payments of loan	—	(813,500)
Payments of PPP loan	—	(10,000,000)
Debt issuance costs	(160,782)	(226,145)

Net cash provided by (used in) financing activities	(160,782)	4,460,355

Net increase (decrease) in cash and cash equivalents	(1,514,180)	2,386,332
Cash and cash equivalents at the beginning of period	7,893,530	2,097,001

Cash and cash equivalents at the end of period	$6,379,350	$4,483,333

Supplement disclosure of cash flow information:
Cash paid during the period for interest	$1,334,545	$1,670,610
Cash paid for income taxes	$29,988	$249

The accompanying notes are an integral part of these consolidated financial statements.

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (unaudited)

1. Description of Business and Basis of Presentation

Nature of Business

Hot Air, Inc. (the “Company”), through its subsidiaries, owns and operates casual dining pizza restaurants under the trade name Anthony’s Coal Fired Pizza. As of July 5, 2021, the Company had 61 restaurants open and operational in Florida, Delaware, Pennsylvania, New Jersey, New York, Massachusetts, Maryland, and Rhode Island. The Company has one additional restaurant where the lease has been executed and not yet opened.

The Company’s fiscal year ends on the Monday closest to December 31. The six-month periods ended July 5, 2021 and June 29, 2020 that are presented herein consisted of 26 weeks.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated interim financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and are unaudited. Accordingly, they do not include all information and disclosures required to be included in annual financial statements. The information contained in the accompanying consolidated interim financial statements and the notes thereto should be read in conjunction with the consolidated financial statements and the notes thereto for the period ended January 4, 2021 (the “Annual Financial Statements”).

These consolidated interim financial statements do not repeat disclosures that would substantially duplicate disclosures included in the Annual Financial Statements or details of accounts that have not been changed significantly in amounts or composition. The interim unaudited consolidated interim financial statements have been prepared on the same basis as the Company’s Annual Financial Statements. In the opinion of management, the accompanying consolidated interim financial statements reflect all adjustments, which include normal recurring adjustments, necessary for the fair presentation of these consolidated interim financial statements. The results for the six months ended July 5, 2021 are not necessarily indicative of the results that could be expected for Fiscal 2021.

Principles of Consolidation

Under the consolidation method of accounting, the subsidiaries’ balance sheets and results of operations are reflected within the Company’s consolidated financial statements. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original term of three months or less to be cash equivalents. Amounts receivable from credit card companies are also considered cash equivalents because they are both short term and highly liquid in nature and are typically converted to cash within three days of the sales transaction.

Inventories

Inventories primarily consist of food and beverage. Inventories are accounted for at lower of cost or net realizable value using the first-in, first-out (“FIFO”) method. Spoilage is expensed as incurred.

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (unaudited)

Property and Equipment

Property and equipment are recorded at cost and is depreciated over the assets’ estimated useful life using the straight-line method. Leasehold improvements are amortized using the straight-line method over the lesser of the estimated useful life of the asset (generally up to ten years) or the term of the related lease. The estimated lives for kitchen equipment, furniture and fixtures, and vehicles range from five to seven years. The costs of repairs and maintenance are expensed when incurred, while expenditures for major betterments and additions are capitalized. Gains and or losses are recognized on disposals or sales.

Goodwill and Intangible Assets

The Company’s intangible assets consist of goodwill, indefinite-lived transferable alcoholic beverage licenses and definite-lived software, trade name/trademarks, above/below market leases, non-competition agreements and proprietary processes. Definite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable based on estimated undiscounted future cash flows. If impaired, the asset or asset group is written down to fair value based on discounted future cash flows. During the first six months of 2021 and 2020, the Company had not identified any impairments attributed to definite- or indefinite-lived intangible assets. Amortization on definite-lived intangibles is recorded in depreciation and amortization expense in our consolidated statements of operations.

Goodwill and other indefinite-lived intangible assets are not amortized but are instead tested for impairment annually as of the first day of our fiscal fourth quarter or on an interim basis if events or changes in circumstances between annual tests indicate a potential impairment. First, we determine if, based on qualitative factors, it is more likely than not that an impairment exists. Factors considered include, but are not limited to historical financial performance, a significant decline in expected future cash flows, unanticipated competition, changes in management or key personnel, macroeconomic and industry conditions and the legal and regulatory environment. If the qualitative assessment indicates that it is more likely than not that an impairment exists, then a quantitative assessment is performed. The quantitative assessment requires an analysis of several best estimates and assumptions, including future sales and operating results and other factors that could affect fair value or otherwise indicate potential impairment. During the first six months of 2021 and 2020, the Company had not identified any impairments attributed to goodwill.

In January 2017, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2017-04, Simplifying the Test for Goodwill Impairment (ASU 2017-04), which removes the second step of the goodwill impairment test that requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. During 2019, the Company early adopted ASU 2017-04. There was no impairment for the six months ended July 5, 2021 and June 29, 2020. Refer to Note 4 for further discussion.

Long-Lived Assets

The Company assesses the potential impairment of our long-lived assets on an annual basis or whenever events or changes in circumstances indicate the carrying value of the assets or asset group may not be recoverable. Factors considered include, but are not limited to, negative cash flow, significant underperformance relative to historical or projected future operating results, significant changes in the manner in which an asset is being used, an expectation that an asset will be disposed of significantly before the end of its previously estimated useful life and significant negative industry or economic trends. At any given time, we may be monitoring a small number of locations, and future impairment charges could be required if individual restaurant performance does not improve or we make the decision to close or relocate a restaurant. If such assets are considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount of the assets exceeds the fair value. During the first six months of 2021 and 2020, the Company had not identified any impairments attributed to long-lived intangible assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the periods ended July 5, 2021 and June 29, 2020, the Company decided to close restaurants in New York, New Jersey and Massachusetts. Refer to Note 12 for additional discussion.

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (unaudited)

Revenue Recognition

Revenue from restaurant sales is recognized at the point of sale when the Company’s performance obligation has been completed and is presented net of discounts, coupons, employee meals and complimentary meals. Sales taxes that are collected and remitted to the appropriate taxing authority are excluded from revenue. We sell gift cards to our customers; these gift cards do not expire and do not incur a service fee on unused balances. Sales of gift cards to our customers are recorded as a contract liability in accounts payable and accrued expenses on the consolidated balance sheets. Discounts on gift cards sold to customers are recorded as a reduction to contract liability and are recognized as a reduction to revenue over a period that approximates redemption patterns. The portion of gift cards sold to customers that are never redeemed is commonly referred to as gift card breakage. Under ASC 606, we recognize gift card breakage revenue in proportion to the pattern of gift card redemptions exercised by customers, using an estimated breakage rate based on historical experience. The Company recognized approximately $177,000 and $122,000 in breakage revenue for the six months ended July 5, 2021 and June 29, 2020, respectively, which is included in restaurant sales, net on the consolidated statement of operations.

Presentation of Sales Tax

The Company collects sales tax from guests and remits the entire amount to the respective states. The Company’s accounting policy is to exclude the tax collected and remitted from revenues and cost of sales. Sales tax payable amounted to approximately $828,000 and $704,000 as of July 5, 2021 and January 4, 2021, respectively, and are presented in accounts payable and accrued expenses in the consolidated balance sheets.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs for the six months ended July 5, 2021 and June 29, 2020 were approximately $1,696,000 and 568,000, respectively, and are included in general and administrative costs.

Pre-opening Costs

The Company follows Accounting Standards Codification (ASC) Topic 720-15, Start-up Costs, (“ASC 720-15”) which provides guidance on the financial reporting of start-up costs and organization costs. In accordance with ASC 720-15, costs of pre-opening activities and organization costs are expensed as incurred. Such expenses include rent incurred prior to restaurant opening, training costs, public relations, opening supplies, and other miscellaneous expenses.

Operating Leases

The Company accounts for rent expense for its operating leases on the straight-line basis in accordance with ASC Topic 840, Leases, (“ASC 840”). The Company leases restaurant locations that have terms expiring between September 2021 and March 2023. The initial obligation period is generally between 5 and 15 years. The term of the lease does not include unexercised option periods. The restaurant facilities primarily have renewal clauses of 5 or 10 years, exercisable at the option of the Company. The Company does not have enough history to include renewal options in its deferred rent calculation.

Most lease agreements contain one or more of the following: tenant improvement allowances, rent holidays, rent escalation clauses and/or contingent rent provisions. The Company includes scheduled rent escalation clauses for the purpose of recognizing straight-line rent. Certain of these leases also require the payment of contingent rentals based on a percentage of gross revenues, which are accounted for when the contingency is resolved or becomes probable.

Rent is recognized on the straight-line basis from the initial obligation, including the impact of rent escalation clauses. The Company expenses rental costs incurred during the build-out period in accordance with ASC 840. Rent expense incurred from the initial date of obligation through the date the restaurant opens is included in pre-opening expenses. Certain restaurant leases required the Company to buy-out the prior tenants and or contained tenant improvement allowances. The buy-out expenses and tenant allowances are amortized over the term of the leases, excluding options

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (unaudited)

for renewal. At July 5, 2021 and June 29, 2020, there were no un-amortized prepaid lease buyouts. Total un-amortized deferred tenant allowances were approximately $777,000 and $697,000 at July 5, 2021 and January 4, 2021, respectively. Total un-amortized deferred rent related to escalation clauses and rent holidays was approximately $1,672,000 and $2,114,000 as of July 5, 2021 and January 4, 2021, respectively. The unamortized deferred tenant allowances and deferred rent are presented in deferred rent on the consolidated balance sheets.

In April 2020, the staff of the FASB issued a question-and-answer document that stated that entities may elect to account for lease concessions related to the effects of the COVID-19 pandemic as though the rights and obligations for those concessions existed as of the commencement of the contract rather than as a lease modification. Lessees may make the election for any lessor-provided lease concession related to the impact of the COVID-19 pandemic as long as the concession does not result in a substantial increase in the rights of the lessor or in the obligations of the lessee. The Company has made such election and has not accounted for the concessions as lease modifications.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. The Company maintains cash balances that are at times in excess of the FDIC insurance limits, which amount to $250,000 per depositor at each financial institution. The Company’s deposit in excess of federally insured limits at July 5, 2021 and January 4, 2021 amounted to $6,129,350 and $7,643,530, respectively.

Income Tax

The Company is a corporation subject to tax. The Company records income taxes using the asset and liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequence of temporary differences between the financial statement and income tax basis of the Company’s assets and liabilities. Income taxes are estimated in each of the jurisdictions in which the Company operates. This process involves estimating the tax exposure together with assessing temporary differences resulting from differing treatment of items, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheets. The recording of a net deferred tax asset assumes the realization of such asset in the future. Otherwise, a valuation allowance must be recorded to reduce this asset to its net realizable value. Management considers future pretax income and ongoing prudent and feasible tax planning strategies in assessing the net realizable value of tax assets and the need for such a valuation allowance. In the event that management determines that the Company may not be able to realize all or part of a net deferred tax asset in the future, a valuation allowance for the deferred tax asset is charged against income in the period such determination is made.

ASC Topic 740, Income Taxes, clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The guidance requires that the Company determine the existence of any significant uncertain tax positions requiring recognition in the Company’s tax return. The Company’s federal and state income tax returns are generally subject to examination by taxing authorities for three years after the returns are filed, and the Company’s federal and state income tax returns for 2017, 2018 and 2019 remain open to examination.

The Company did not have any significant uncertain tax positions requiring recognition in the consolidated financial statements as of July 5, 2021. As of January 4, 2021, the Company reserved $341,250 for an uncertain tax position related to a correction of net operating loss carryforward from the 2016 federal tax return. This reserve is included in the deferred tax liability on the consolidated balance sheets as of January 4, 2021.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, credit card receivables included in prepaid and other current assets, accounts payable and accrued expenses, revolving line of credit, and notes payable. The carrying amounts of such financial instruments approximate their respective estimated fair value due to short-term maturities or recent agreement date and approximate market interest rates of these instruments. The estimated fair value is not necessarily indicative of the amounts the Company would realize in a current market exchange or from future earnings or cash flows.

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (unaudited)

The Company complies with ASC Topic 820-10, Fair Value Measurement and Disclosures, (“ASC 820-10”) for financial assets and liabilities, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. FASB ASC 820-10 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. If a financial instrument uses inputs that fall in different levels of the hierarchy, the instrument will be categorized based upon the lowest level of inputs that is significant to the fair value calculation.

The three-Ievel hierarchy for fair value measurements is defined as follows:

•	Level 1 –Quoted prices for identical assets or liabilities in active markets;

•

Level 2 – Observable inputs other than quoted markets classified as Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data;

•

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

The Company had no level 1, 2, or 3 financial instruments for the six months ended July 5, 2021.

Recent Accounting Pronouncements Not Yet Adopted

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to record, for all leases with a lease term of more than 12 months, an asset representing its right to use the underlying asset for the lease term and a liability to make lease payments. For leases with a lease term of 12 months or less, a practical expedient is available whereby a lessee may elect, by class of underlying asset, not to recognize a right-of-use asset or lease liability. A lessee making this accounting policy election would recognize lease expense over the term of the lease, generally in a straight-line pattern. The ASU is effective for fiscal years beginning after December 15, 2021. In transition, a lessee and a lessor will recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients. These practical expedients relate to identifying and classifying leases that commenced before the effective date, initial direct costs for leases that commenced before the effective date, and the ability to use hindsight in evaluating lessee options to extend or terminate a lease or to purchase the underlying asset. ASU 2018-11 was issued in June 2018 that also permits entities to choose to initially apply ASU 2016-02 at the adoption date and recognize a cumulative-effect adjustment to the opening balance of net assets in the period of adoption. Management is currently evaluating the impact of this ASU on its consolidated financial statements.

Credit Losses

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326). The ASU changes the impairment model for most financial assets that are measured at amortized cost and certain other instruments from an incurred loss model to an expected loss model. Entities will be required to estimate credit losses over the entire contractual term of an instrument. The ASU includes financial assets recorded at amortized cost basis such as loan receivables, trade and certain other receivables as well as certain off-balance sheet credit exposures such as loan commitments and financial guarantees. The ASU does not apply to financial assets measured at fair value, and loans and receivables between entities under common control. The ASU is effective for fiscal years beginning after December 15, 2022. An entity must apply the amendments in the ASU through a cumulative-effect adjustment to net assets as of the beginning of the first reporting period in which the guidance is effective except for certain exclusions. Management is currently evaluating the impact of this ASU on its financial statements.

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (unaudited)

3. Property and Equipment

Property and equipment consisted of the following:

	July 5, 2021	January 4, 2021	Estimated useful lives
Leasehold improvements	$28,797,778	$28,079,613	The lesser of the term or 5-10 years
Furniture, fixtures and equipment	10,208,624	10,041,985	5-7 years
Kitchen equipment	9,903,917	9,449,959	7 years
Vehicles	51,419	49,406	5 years
Construction in progress	110,151	421,102

Total property and equipment before depreciation and amortization	49,071,889	48,042,065

Less: accumulated depreciation and amortization	(32,784,187)	(30,178,385)

Property and equipment, net	$16,287,702	$17,863,680

Depreciation and amortization expense on property and equipment was approximately $2,732,000 and $3,431,000 for the six months ended July 5, 2021 and June 29, 2019, respectively.

4. Goodwill

The Company is required to review goodwill for impairment annually or more frequently when events and circumstances indicate that the carrying amount may be impaired. If the determined fair value of goodwill is less than the related carrying amount, an impairment loss is recognized. The Company performs its annual impairment assessment annually as of the first day of its fiscal fourth quarter or on an interim basis if events or changes in circumstances between annual tests indicate a potential impairment.

5. Intangible Assets

The Company has identified several intangible assets, including a trade name, proprietary processes, liquor licenses, agreements not to compete and above/below market leases in place. The trade name is being amortized over a period of 15 years; the liquor licenses, to the extent they do not expire, are considered indefinite lived and are not amortized; the proprietary processes are being amortized between 7 and 10 years; the non-competition agreements are being amortized over 5 years; and the above/below market leases are being amortized over the remaining lease terms, not to exceed 10 years. Included in intangible assets are liquor licenses, which primarily consist of costs associated with obtaining liquor licenses. The intangible amortization was approximately $3,302,000 and $3,432,000 for the six months ended July 5, 2021 and June 29, 2020 and is included in depreciation and amortization expense in the accompanying consolidated statement of operations.

The carrying value and accumulated amortization of identifiable intangible assets are as follows:

	July 5, 2021	January 4, 2021
Identifiable intangible assets:
Trade name	$91,075,000	$91,075,000
Liquor licenses	6,654,258	6,618,992
Software	76,177	—
Proprietary processes	3,980,000	3,980,000
Lease valuations	1,435,194	1,435,194

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (unaudited)

Non-competition agreements	1,250,000	1,250,000

Identifiable intangible assets	104,470,629	104,359,186
Less: Accumulated amortization	(37,805,386)	(34,503,599)

Intangible assets, net	$66,665,243	$69,855,587

The table below summarizes the expected annual amortization expense for the identifiable intangible assets, excluding the liquor licenses, which have an indefinite life for each of the next five fiscal years and thereafter:

Remaining fiscal 2021	$3,319,289
January 2, 2023	6,638,578
January 1, 2024	6,638,578
December 30, 2024	6,625,883
December 29, 2025	6,594,491
Thereafter	30,194,166

Total	$60,010,985

6. Accounts Payable and Accrued Expenses

The significant components of accounts payable and accrued expenses are as follows:

	July 5, 2021	January 4, 2021
General accounts payable and accrued expenses	$6,764,860	$6,928,174
Accrued payroll	2,450,396	1,799,154
Accrued gift certificates	474,394	1,610,394

Total accounts payable and accrued expenses	$9,689,650	$10,337,722

7. Long-Term Debt

On December 15, 2015, Plastic Tripod Inc., a subsidiary of the Company, entered into a loan agreement (“Credit Agreement”) with a syndicate of commercial banks to provide the Company with up to $80 million in financing, $70 Million was structured as a term loan and $10 million was in the form of a revolver (line of credit).

In March 2020, the Company failed to comply with certain covenants, and on March 25, 2020, the Company entered into a Forbearance Agreement and Fifth Amended and Restated Loan Agreement (the “New Credit Agreement”), which amends and restates the Fourth Amended and Restated Loan Agreement. The New Credit Agreement, which terminates on June 15, 2023, provides the Company with Lender financing structured as a $70 million term loan and a $5 million revolving loan, and establishes a $10,000,000 delayed draw term loan facility (the “Delayed Draw Term Loan Facility”) provided by CP7 Warming Bag, L.P., a related party, of which $5,000,000 of such facility was funded to the Borrower on March 25, 2020, and the remaining $5,000,000 was funded to the Borrower on August 17, 2020. The Forbearance Period is the earlier of March 31, 2021, the lender’s failure to fund the Delayed Draw Term Loan, or a breach of the agreement.

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (unaudited)

The outstanding debt is as follows:

	July 5, 2021	January 4, 2021
Term Loan	$66,851,357	$66,592,767
Related party note	10,000,000	10,000,000
Revolving line of credit	2,500,000	2,500,000
Promissory note	215,000	215,000

Total debt before deferred loan costs	79,566,357	79,307,767
Less: deferred loan costs, net of amortization	(611,154)	(589,818)

Total debt, net	78,955,203	78,717,949
Less: current portion	1,627,000	—

Long term debt, non-current portion	$77,328,203	$78,717,949

The terms of the New Credit Agreement extended the maturity date of the term loan to June 15, 2023 and requires the Company to repay the principal of the term loan in five quarterly installments commencing on March 31, 2022 with the balance due at the maturity date. The principal amount of revolving loans is due and payable in full on the maturity date. The loan and revolving line of credit are secured by substantially all of the Company’s assets. The loan incurs interest on outstanding amounts from the date thereof through the date of repayment as follows: (i) (A) if a base rate loan (including a base rate loan referencing the LIBOR Index Rate), the base rate plus the Applicable Margin or (B) if an adjusted LIBOR Rate Loan, the adjusted LIBOR Rate plus the Applicable Margin; and (ii) in case of swingline loans, at the swingline rates. The Interest rate for the revolver and term loan outstanding as of July 5, 2021 was 4.50%. The Company may elect Paid In Kind Interest (PIK interest) to the term loan principal from March 31, 2020 to September 30, 2020; thereafter, interest may be paid as cash, or 50% cash/50% PIK interest until maturity of the loan. The Company elected PIK interest on March 31, 2020 and continued until October 31, 2020 when they began paying 50% cash interest/50% PIK interest. The Company determined that the New Credit Agreement represents a debt modification in accordance with ASC 470-50, as the changes to the provisions were not considered substantial.

The Company is subject to certain financial covenants under the Forbearance Agreement which requires the Company to maintain (i) Minimum liquidity of $1 million, (ii) Gross Sales in excess of $15.3M for the third quarter 2020 and $41.7 million for the third and fourth quarter 2020, (iii) Operating no fewer than 43 locations. After the Forbearance Period ends, the New Credit Agreement requires the Company to maintain a (i) “Senior Lease-Adjusted Leverage Ratio” and (ii) “Fixed Charge Coverage Ratio” as well as customary events of default that, if triggered, could result in acceleration of the maturity of the New Credit Agreement.

On March 30, 2020, the Company entered into the Sixth Amended and Restated Loan Agreement which amends and restates the Fifth Amended and Restated Loan Agreement. This Amendment is a “technical amendment” correcting the agreement to state that PIK Interest is to be added to the principal of the term loan.

On April 21, 2020 and on May 19, 2020, the Company entered into the Seventh Amended and Restated Loan Agreement and the Eighth Amended and Restated Loan Agreement, respectively, which permitted the Company to incur Indebtedness pursuant to the federal Paycheck Protection Program (“PPP”). The Company applied for and received a $10 million PPP loan. The Company returned the full amount of $10 million PPP loan during the six months ended July 5, 2021.

In March 2021, the Company entered into the Ninth Amended and Restated Loan Agreement which amends and restates the Eighth Amended and Restated Loan Agreement and terminates the forbearance period. Under this Amendment, the Company is required to initiate quarterly payments of $813,500 of principal beginning in March 2022. The interest rate percentage is currently 4.25% plus applicable margin of .25% for a total rate of 4.50%.

Per the Ninth Amendment, the covenants were changed as follows: the Senior Lease-Adjusted Leverage Ratio is no longer applicable. The Fixed Charge Coverage Ratio is not applicable through December 31, 2021. The Ninth Amendment adds a Minimum EBITDA requirement by quarter for 2021. There is a minimum liquidity requirement requiring the bank balance on the last Business Day of each Fiscal Quarter of the Borrower ending closest to the calendar quarters ending March 31, 2021 through and including December 31, 2021 to be less than $2,500,000. There is a Capital Expenditure limiting Consolidated growth Capex in years 2021 – 2023. The Company is in compliance with all covenants as of and for the quarter ending July 5, 2021.

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (unaudited)

The following table represents the future annual obligations under the term loan and revolving line of credit at July 5, 2021, for each fiscal year ended:

Remaining fiscal 2021	$—
January 2, 2023	3,254,000
June 30, 2023	76,097,357

Total	$79,351,357

The deferred loan cost amortization was approximately $139,000 and $116,000 for the six months ended July 5, 2021 and June 29, 2020 and is included in interest expense in the accompanying consolidated statements of operations.

8. Income Taxes

The Company records income taxes using the asset and liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequence of temporary differences between the financial statement and income tax basis of the Company’s assets and liabilities. Income taxes are estimated in each of the jurisdictions in which the Company operates. This process involves estimating the tax exposure together with assessing temporary differences resulting from differing treatment of items, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the Company’s balance sheets. In the event that management determines that the Company may not be able to realize all or part of a deferred tax asset in the future, a valuation allowance is charged against the deferred tax asset and deferred tax expense is recognized in the period such determination as made.

For the six months ended July 5, 2021 and June 29, 2020, the Company’s effective tax rate was (24.46%) and 0.29%, respectively, which is lower than the Federal statutory rate primarily due to FICA tip tax credits and deferred tax expense resulting from an increase in valuation allowance established against deferred tax assets.

9. Stock Based Compensation

During the six months ended July 5, 2021, no options were granted. During the six months ended June 29, 2020, the Company granted a total of 13,250 stock options. One-half of the options are subject to vesting based on passage of time, and one-half of the options are subject to vesting based on the achievement of performance objectives (“performance-based option”). Time-based options vest over 5 years. In the event of change in control, all unvested time-based options immediately vest and become vested options as of immediately prior to change in control and all performance-based options vest and become exercisable upon a Realization Event, such as a change in control, subject to the achievement of internal rate of return specified by the Option Plan.

The Company recorded approximately $903,000 and $615,000, in compensation expense in relation to options granted during the six-month periods ended July 5, 2021 and June 29, 2020, respectively.

10. Related Party Transactions

On December 15, 2015, ACFP Management, Inc., Catterton Management Company, LLC, Quilvest USA, Inc., and ACFP Investors Inc., entered into a Monitoring Agreement. The services include, but are not limited to, management, finance, marketing, operational and strategic planning, relationship access and corporate development for the Company and its subsidiaries. The annual management fee pursuant to this agreement amounts to $750,000, plus expenses and is included in other expenses in the accompanying consolidated statements of operations. On March 31, 2020 the agreement with Quilvest USA, Inc. was terminated, lowering the annual management fee to $660,000, plus expenses per year. Management fees of $330,000 were recorded for the six months ended July 5, 2021 and June 29, 2020. Accrued management fees of approximately $3,263,000 and $2,900,000 are included in long-term accrued expense as of July 5, 2021 and January 4, 2021, respectively.

The Company leases a South Fort Lauderdale restaurant from the Founder and Director pursuant to a lease agreement dated February 2, 2002, and Amendment to lease agreement dated June 22, 2012. Payments under this lease totaled approximately $148,000 during the six months ended July 5, 2021 and $186,000 during the six months ended June 29, 2020.

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (unaudited)

11. Commitments and Contingencies

Operating Leases

The Company leases restaurants under operating leases that have terms expiring between September 2021 and March 2033. The initial obligation period is generally between 5 and 15 years. The term of the lease is considered its initial obligation period, which does not include unexercised option periods. The restaurant facilities primarily have renewal clauses of 5 or 10 years, exercisable at the option of the Company. Certain leases require the payment of contingent rentals based on percentage of gross revenue. Certain leases may also include rent escalation clauses based on a fixed rate or adjustable terms such as the Consumer Price Index.

Future minimum lease payments on operating lease obligations for each of the following five fiscal years and thereafter are as follows:

Remaining fiscal 2021	$4,601,973
January 2, 2023	8,696,409
January 1, 2024	7,947,266
December 30, 2024	6,533,468
December 29, 2025	4,999,772
Thereafter	11,071,080

Total	$43,849,968

Manager Incentive Plan

The Company established a Manager Incentive Plan (the “Incentive Plan”) in order to reward certain restaurant managers. A committee, comprised of three officers of the Company, has the responsibility and authority for administering the Incentive Plan and determines the managers eligible to participate in the Incentive Plan (the “Participants”) based on certain criteria indicated in the Incentive Plan. The manager incentive award is equal to the average of the annual bonuses earned by a Participant during the period specified in the Incentive Plan, multiplied by two. The manager incentive award is subject to forfeiture, upon the Participant’s termination of employment prior to the end of the performance period and commencement of pay-out. The award is payable over a three-year period after a participant’s award vests and an accrual has been made. The balance of the accrual was approximately $44,000 and $149,000, respectively at the end of the six months ended July 5, 2021 and June 29, 2020, respectively. This plan has been officially amended to provide that no new participants can become eligible to the plan as of February 2018.

Major Concentrations

For the six months ended July 5, 2021 and June 29, 2020, three suppliers represented approximately 36.9% and 42.6% of the Company’s purchases.

General

In the ordinary course of conducting its business, the Company may become involved in various legal actions and other claims. Litigation is subject to many uncertainties and management may be unable to accurately predict the outcome of individual litigated matters. Some of these matters may possibly be decided unfavorably towards the Company. The Company intends to vigorously defend all matters and does not believe any reserves for these matters need to be established for any of the periods presented.

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (unaudited)

12. Store Closure Costs

The Company evaluates the performance of restaurants on an ongoing basis including an assessment of the current and future operating results of the restaurant in relation to its cash flow and future occupancy costs. Based upon these evaluations, management may choose not to open a location or close a restaurant.

During the six-month periods ended July 5, 2021 and June 29, 2020, the Company closed under-performing restaurants in 4 locations in NY, 1 location in Massachusetts 1 location in New Jersey and terminated the lease for 1 unopened restaurant in VA. Costs associated with store closures consists of asset disposals, severance for employees, costs to vacate and lease termination costs. These costs were recorded in store closure costs on the consolidated statement of operations as follows:

	Six Months Ended
	July 5, 2021	June 29, 2020
Restaurant Closure	$57,170	$325,358
Terminated leases	77,651	—

	$134,821	$325,358

13. Impact of COVID-19 and Liquidity

In March 2020, the World Health Organization declared the novel coronavirus 2019 (COVID-19) a pandemic and the United States declared it a National Public Health Emergency, which has resulted in a significant reduction in revenue at the Company’s restaurants due to mandatory restaurant closures, capacity limitations, social distancing guidelines or other restrictions mandated by governments across the world, including federal, state and local governments in the United States. As a result of these developments, the Company experienced a negative impact on its revenues, results of operations and cash flows.

In response to the business disruption caused by the COVID-19 outbreak, the Company has taken the following actions, which management expects will enable it to meet its obligations over the next twelve months from the date that these financial statements were issued.

Operating Initiatives - Due to the government mandates regarding limiting or prohibiting in-restaurant dining due to COVID-19, the Company is leveraging a reduction in menu offerings and an enhanced contactless business model to sustain revenue in restaurants that have open dining rooms or in markets where take-out and delivery sales are sufficient to cover the costs of management staffing those locations. As of July 5, 2021, 61 of the 61 owned and operated restaurants were open for dine-in service. There were no government mandated restrictions on capacity for the Company’s 28 restaurant locations in Florida but the Company chose to space its tables approximately six feet apart which impact capacity at these locations. For each of the 33 restaurant locations outside of Florida, the Company continued to adhere to state mandated level capacity restrictions. During 2020, the Company permanently closed six locations in New York, New Jersey and Massachusetts that had previously been temporarily closed and terminated lease arrangements with each of these locations. The Company also expanded its 3rd party partnerships to grow off-premises revenue, which also allows website delivery.

Capital Management and Expense Reductions - The Company suspended all non-essential capital and overhead expenditures. The Company has also made significant reductions in ongoing operating expenses, including using salaried managers to help perform functions that had previously been administered by hourly employees. Lastly, the company negotiated various rent abatements and deferrals that equated to approximately $1.5 million in cash savings in fiscal year 2020.

To further preserve financial flexibility, as discussed in Note 7, the Company received funding of $10 million through a Delayed Draw Loan and completed a forbearance agreement with its lender allowing the Company to waive principal payments until 2022 and convert interest expense to Paid-in-Kind. As further described in Note 7, the Company entered into the 9th Amended and Restated Loan Agreement which terminated the forbearance period and required the Company to initiate payments of principal in 2022.

Hot Air, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements (unaudited)

14. Subsequent Events

The financial statement and related disclosures reflect Management’s evaluation of the impact of post-balance sheet events and transactions through September 3, 2021, the date the financial statements were available to be issued.